Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) Third Quarter Earnings Call

Executives

Michael Anderson - President & CEO

Michael LeSanto – CFO

Operator

Good morning and welcome to the American Strategic Investment Company's third quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Good morning, everyone and thank you for joining us for our third quarter 2024 Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Michael Anderson, American Strategic Investment Company's Chief Executive Officer, and Mike LeSanto, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of the Third Quarter 2024 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2023, filed on April 1, 2024, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Anderson, Chief Executive Officer. Please go ahead, Michael.

Michael Anderson

Thanks, Curtis. Good morning and thank you all for joining us. Our positive results for the third quarter included additional incremental Cash NOI growth compared to the third quarter of 2023. We achieved this growth through ongoing leasing success and occupancy gains. Specifically, we delivered a 70 basis point expansion in occupancy, to 85.8%, compared to the same quarter in 2023.

Beyond the strong operating execution, as previously announced, we have entered into a definitive agreement to sell our property at 9 Times Square for $63.5 million, which is expected to close in the fourth quarter of 2024. The sale of this property would reduce leverage on our balance sheet and generate net proceeds of approximately $13.5 million, strengthening our cash position. We incurred a non-cash impairment of $1.9 million for this property in this quarter's results. Importantly, and as we previously shared, we successfully extended our debt on this asset through year end as we work to close this transaction.

To further strengthen our balance sheet we are actively marketing 123 William Street and 196 Orchard for sale. We believe these properties are well-positioned to generate significant returns. Proceeds from any sale will be used to diversify our portfolio into higher-yielding assets, as discussed last year. We are excited about this initiative and its potential to increase long-term value.

While we are committed to creating long-term value in our portfolio, our focus remains on our current assets. Our portfolio's weighted average remaining lease term was 5.9 years as of September 30, 2024, with 45% of our leases extending beyond 2030 based on Annualized Straight-Line Rent. We believe that this, coupled with a high-quality tenant base featuring top 10 tenants who are 81% investment grade or implied investment grade, provides significant portfolio stability.

We believe our proactive asset management strategy has enhanced our $490 million, 1.2 million square foot New York City real estate portfolio. Located primarily in Manhattan, our seven office and retail properties benefit from a strong tenant base, including several large investment-grade firms. By focusing on resilient industries and transit-oriented locations, we believe we've positioned ourselves for long-term success. We are further encouraged by third quarter data showing positive net absorption in the New York City office market, reversing a long-running trend and halting vacancy rates. In our own portfolio we continue to see strong interest from potential lessees for our remaining available space.1

Our third-quarter results highlight the effectiveness of our consistent portfolio management approach. By prioritizing tenant retention, property enhancements, and cost control, we believe we've built a solid foundation for maximizing shareholder value. As we divest certain Manhattan assets to reduce leverage and pursue higher-yielding opportunities, we are confident in our ability to deliver on this strategy and unlock additional value.

With that, I'll turn it over to Mike LeSanto to go over the third quarter results. Mike?

Mike LeSanto

Thank you Michael. Third quarter 2024 revenue was $15.4 million compared to $16.0 million in the third quarter of 2023. The company's GAAP net loss attributable to common stockholders was $34.5 million in the third quarter of 2024, compared to a net loss of $9.4 million in the third quarter of 2023, due primarily to non-cash impairments, one of which Michael discussed earlier.

For the third quarter of 2024, Adjusted EBITDA was $3.1 million compared to $3.4 million in the third quarter of 2023. Cash net operating income grew by $0.3 million to $6.8 million from $6.5 million in the third quarter of 2023. The growth was achieved through ongoing leasing success along with a reduction in G&A and operating expenses.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental on our website.

1 See Jeffries "3Q24 Office Market Update - 10-18-24"

At quarter end, our balance sheet included Net Leverage of approximately 60%, a weighted-average interest rate of 4.9%, and 2.5 years of weighted-average debt maturity.

I'll now turn the call back to Michael for some closing remarks.

Michael Anderson

Thank you, Mike, and thank you all for joining us today. Our strong quarterly performance, driven by increased occupancy and growing Cash NOI, is a direct result of our strategic portfolio management. As we begin divesting certain Manhattan assets, we anticipate generating significant cash proceeds and reducing our leverage. These funds will be crucial in expanding our portfolio into new, higher-yielding opportunities. We believe this is a strategic move to enhance shareholder value and are committed to keeping you updated on our progress.

Operator, please open the lines for questions.

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